Exhibit 3.1
CERTIFICATE OF AMENDMENT
with respect to
SERIES A PREFERRED STOCK
OF
PATRIOT NATIONAL BANCORP, INC.
(Pursuant to Sections 33-666 and 33-800 of the Connecticut Business Corporation Act)

Patriot National Bancorp, Inc., a Connecticut corporation (the “Corporation”), hereby certifies that in accordance with the provisions of the Certificate of Incorporation, as amended and corrected, and the Connecticut Business Corporation Act, as amended, at a meeting of the Board of Directors of the Corporation (the “Board”) duly called and held on March 7, 2025, the Board adopted the following resolution creating a series of non-voting preferred stock of the Corporation designated as “Series A Non-Cumulative Perpetual Convertible Preferred Stock” pursuant to Section 3-666 of the Connecticut Business Corporation Act without the need to obtain shareholder approval in compliance with Section 33-800(5):

“RESOLVED, that pursuant to the applicable provisions of the Connecticut Business Corporation Act, as amended, and the Certificate of Incorporation, as amended and corrected, the Board hereby establishes a series of preferred stock, no par value per share, of the Corporation and fixes and determines the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as follows:
Section 1. Designation. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Series A Non-Cumulative Perpetual Convertible Preferred Stock,”, no par value per share (the “Series A Preferred Stock”).
Section 2. Number of Shares. The total number of authorized shares of Series A Preferred Stock shall be 500,000 shares, which may from time to time be increased or decreased (but not below the number then outstanding) by the Corporation’s Board of Directors.
Section 3. Definitions. As used herein, the following terms shall have the meanings specified below:
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act of 1933, as amended.
“Board” or “Board of Directors” means the Corporation’s board of directors or, with respect to any action to be taken by such board of directors, any committee of the board of directors duly authorized to take such action.
“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.
“Closing Date” means the Closing Date under the Securities Purchase Agreements.
“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.
“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Exhibit 3.1
“Conversion Price” or “Per Share Conversion Price” means with respect to each share of Series A Preferred Stock, seventy-five cents ($0.75) per share.
“Conversion Shares” shall mean the shares of Common Stock (up to the Maximum Voting Securities) into which the Series A Preferred Stock is convertible; and pursuant to this Certificate of Amendment, each issued and outstanding share of Series A Preferred Stock shall convert into eighty (80) shares of Common Stock; in each case, as adjusted pursuant to any adjustment to the Per Share Conversion Price set forth in this Certificate of Amendment.
“Dividend Payment Date” means April 1 and October 1 of each year, commencing October 1, 2026.
“Dividend Payment Commencement Date” means October 1, 2026.
“Dividend Period” means the period commencing on and including a Dividend Payment Date (or, with respect to the first Dividend Period, commencing on and including the Issue Date) and ending on and including the day immediately preceding the next succeeding Dividend Payment Date.
“DTC” means The Depository Trust Company.
“Holder” means the Person in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.
“Issue Date” means the first date of issuance of shares of Series A Preferred Stock.
“Liquidation Amount” means with respect to each share of the Series A Preferred Stock, sixty dollars ($60.00) per share, as subsequently adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series A Preferred Stock.
“Market Disruption Event” means any of the following events has occurred: (i) any suspension of, or limitation imposed on, trading by the relevant exchange or quotation system during any period or periods aggregating one half-hour or longer and whether by reason of movements in price exceeding limits permitted by the relevant exchange or quotation system or otherwise relating to the Common Stock or in futures or option contracts relating to the Common Stock on the relevant exchange or quotation system, (ii) any event (other than a failure to open or a closure as described below) that disrupts or impairs the ability of market participants during any period or periods aggregating one half-hour or longer in general to effect transactions in, or obtain market values for, the Common Stock on the relevant exchange or quotation system or futures or options contracts relating to the Common Stock on any relevant exchange or quotation system, or (iii) the failure to open of the exchange or quotation system on which the Common Stock or futures or options contracts relating to the Common Stock are traded or the closure of such exchange or quotation system prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or other trading outside the regular trading session hours) unless such earlier closing time is announced by such exchange or quotation system at least one hour prior to the earlier of the actual closing time for the regular trading session on such day and the submission deadline for orders to be entered into such exchange or quotation system for execution at the actual closing time on such day.
“Maximum Voting Securities” mean, in connection with any one or more conversions of Series A Preferred Stock by any Holder, without prior receipt of Regulatory Approvals to enable the Holder to acquire a higher percentage of the Common Stock (or any other class of voting securities issued by the Corporation) than the Holder or any of Holder’s Affiliates owned of record or beneficially immediately prior to the conversion, not

Exhibit 3.1
more than 9.99% of the Common Stock (or of any other class of voting securities issued by the Corporation), excluding for the purpose of this calculation any reduction in ownership resulting from transfers by such Holder of voting securities of the Corporation (which, for the avoidance of doubt, does not include Series A Preferred Stock), provided that any right to convert shall not be available if it would result in the Holder being deemed to control, including pursuant to the terms of 12 C.F.R. § 225.9(a)(1) and/or 12 C.F.R. § 225.9 (a)(5), voting securities that would result in the Holder being deemed to control the Company or the Bank for purposes of the BHCA or the CIBC Act or any implementing regulations thereunder, and provided further that the right to convert Series A Preferred Stock into Common Stock shall not be available to a transferee of shares of Series A Preferred Stock with respect to a transfer other than a Permissible Transfer.
“Permissible Transfer” means a transfer by the Holder of Series A Preferred Stock (i) to the Corporation; (ii) in a widely distributed public offering of Common Stock or Series A Preferred Stock; (iii) that is part of an offering that is not a widely distributed public offering of Common Stock or Series A Preferred Stock but is one in which no one transferee (or group of associated transferees) acquires the right to receive two percent (2%) or more of any class of the voting securities of the Corporation then outstanding (including pursuant to a related series of transfers); (v) that is part of a transfer of Common Stock or Series A Preferred Stock to an underwriter for the purpose of conducting a widely distributed public offering; or (vi) to a transferee that controls more than fifty percent (50%) of the voting securities of the Corporation without giving effect to such transfer.
“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.
“Principal Trading Market” shall have the meaning as that term is defined in the Securities Purchase Agreement.
“Record Date” means, (i) with respect to payment of dividends on outstanding shares of Series A Preferred Stock, the 1st calendar day immediately preceding the relevant Dividend Payment Date or such other record date fixed by the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date, and (ii), for purpose of an adjustment pursuant to Section 6, with respect to any dividend, distribution or other transaction or event in which the Holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of Holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).
“Record Holder” means, as to any day, the Holder of record of outstanding shares of Series A Preferred Stock as they appear on the stock register of the Corporation at the close of business on such day.
“Redemption Date” means any date fixed for redemption in accordance with Section 17.
“Regulatory Approvals” with respect to any Holder, means the collective reference, to the extent applicable and required to permit such Holder to convert such Holder’s shares of Series A Preferred Stock into Common Stock and to own such Common Stock without such Holder being in violation of applicable law or rules of the Principal Trading Market, the receipt of approvals and authorizations of, filings and registrations with, notifications to, or expiration or termination of any applicable waiting period under, the federal Bank Holding Company Act of 1956, as amended (the “BHC Act”), the federal Change in Bank Control Act (the “CIBC Act”) or any similar state laws, Hart-Scott-Rodino Antitrust Improvements Act of 1976 or the competition or merger control laws of other jurisdictions, in each case to the extent necessary to permit such Holder to convert such shares of Series A Preferred Stock and own shares of Common Stock pursuant to this Certificate of Amendment.

Exhibit 3.1
“Securities Purchase Agreement” or “SPA” shall mean, collectively, the agreements among the Corporation and the Persons who are party signatories thereto, as “Purchasers”, pursuant to which the Corporation shall sell to such Purchasers shares of Common Stock and Preferred Stock, as applicable.
“Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the Principal Trading Market is open for trading, or, if the Common Stock (or any other securities, cash or other property into which shares of the Series A Preferred Stock becomes convertible in connection with any reorganization event as set forth in Section 7 hereof) is not listed on the Principal Trading Market, any day on which the principal national securities exchange or trading system on which the Common Stock (or such other property) is listed or traded is open for trading, or, if the Common Stock (or such other property) is not listed on a national securities exchange or traded on a trading system, any Business Day. A “Trading Day” only includes those days that have a scheduled closing time of 4:00 P.M. Eastern Time or the then standard closing time for regular trading on the relevant exchange or trading system.
Section 4. Dividends.
(a) The Holders of shares of issued and outstanding Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, subject to Section 4(c), non-cumulative dividends in arrears at the rate per annum of 10% per share on (i) the Liquidation Amount and (ii) the amount of declared and unpaid dividends from any prior Dividend Period on each such share of Series A Preferred Stock, payable semi-annually on each Dividend Payment Date beginning on the Dividend Payment Commencement Date. Dividends shall be payable, at the option of the Corporation, in cash or in kind through the issuance of additional shares of Series A Preferred Stock (a “PIK Dividend”). Dividends will be payable on a Dividend Payment Date to Holders that are Record Holders of the applicable Record Date with respect to such Dividend Payment Date, but only to the extent a dividend has been declared to be payable on such Dividend Payment Date. If any Dividend Payment Date is not a Business Day, the dividend payable on such date shall be paid on the next Business Day without adjustment and without interest. Accumulations of declared but unpaid dividends on shares of Series A Preferred Stock shall not bear interest. Dividends payable for any period other than a full Dividend Period (based on the number of actual days elapsed during the period) shall be computed on the basis of days elapsed over a 360-day year consisting of twelve 30-day months.
(b) Dividends on the Series A Preferred Stock are not cumulative and are not mandatory. To the extent that the Board of Directors does not declare and pay dividends on the Series A Preferred Stock for a Dividend Period prior to the related Dividend Payment Date, in full or otherwise, then no dividend shall be deemed to have accrued for such Dividend Period, no dividend shall be payable on the applicable Dividend Payment Date, and the Corporation shall have no obligation to pay any dividend for such Dividend Period, whether or not the Board declares a dividend for any future Dividend Period with respect to the Series A Preferred Stock or at any future time with respect to any other class or series of the Corporation’s capital stock.
(c) If the shares of Series A Preferred Stock are converted into shares of Common Stock in full under Section 5 below on or prior to the Dividend Payment Commencement Date, the Holder of such share of Series A Preferred Stock will not have any right to receive any dividends on the Series A Preferred Stock with respect to such Dividend Period, whether upon Conversion or otherwise.
(g) Should the Corporation elect to pay any dividend as a PIK Dividend, the number of shares of Series A Preferred Stock to be issued in payment of such PIK Dividend with respect to each outstanding share of Series A Preferred Stock shall be determined by dividing (i) the amount of the dividend so declared by (ii) the Liquidation Preference. To the extent that any PIK Dividend would result in the issuance of a fractional share of Series A Preferred Stock to any Holder, then the amount of such fraction multiplied by the Liquidation Preference shall be

Exhibit 3.1
paid in cash (unless there are no legally available funds with which to make such cash payment, in which event such cash payment shall be made as soon as possible thereafter). The Corporation shall at all times reserve and keep available out of its authorized and unissued Series A Preferred Stock, the full number of shares of Series A Preferred Stock required for purposes of paying all PIK Dividends that may become payable. No fractional shares of Common Stock shall be delivered to Holders in payment or partial payment of a dividend.
Section 5. Conversion; Conversion Procedures.
(a) General.
(i)     Common Stock. A Holder of Series A Preferred Stock shall be permitted to convert, or upon the written request of the Corporation shall convert, shares of Series A Preferred Stock into Conversion Shares at any time or from time to time, provided that upon such conversion the Holder, together with all Affiliates of the Holder, will not own or control in the aggregate more than the Maximum Voting Securities.
(ii)    Permissible Transfer. Each share of Series A Preferred Stock will automatically convert into the applicable number of Conversion Shares, without any further action on the part of any Holder, subject to adjustment as provided in Section 6 below, on the date a Holder of Series A Preferred Stock transfers any shares of Series A Preferred Stock to a non-Affiliate of the Holder in a Permissible Transfer.
(iii) Conversion Procedures. To effect any permitted conversion under this Section 5(a), the Holder shall surrender the certificate or certificates evidencing such shares of Series A Preferred Stock, duly endorsed, at the registered office of the Corporation, and provide written instructions to the Corporation as to the number of whole shares for which such conversion shall be effected, together with any appropriate documentation that may be reasonably required by the Corporation. Upon the surrender of such certificate(s), the Corporation will issue and deliver to such Holder (or such Holder’s transferee in a Permissible Transfer) a certificate or certificates for the number of shares of Common Stock into which the Series A Preferred Stock has been converted and, in the event that such conversion is with respect to some, but not all, of the Holder’s shares of Series A Preferred Stock, the Corporation shall deliver to such Holder a certificate or certificate(s) representing the number of shares of Series A Preferred Stock that were not converted to Common Stock.
(iv) Status of Common Stock. All Conversion Shares delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests, charges and other encumbrances.
(b)     Principal Market Regulation. Notwithstanding anything herein to the contrary, the Corporation shall not issue any shares of Common Stock upon the conversion of the Series A Preferred Stock if the issuance of such shares of Common Stock (taken together with each issuance of such shares of Common Stock pursuant to the Securities Purchase Agreement) would exceed 19.9% of the total outstanding shares of Common Stock of the Corporation, or more than 19.9% of the total voting power of the Corporation’s securities, in each case immediately preceding the issuance of the shares of Common Stock and Series A Preferred Stock pursuant to the SPA (the number of shares which may be issued without violating such limitation, the “Exchange Cap”), except that such limitation shall not apply in the event that the Corporation obtains (A) approval of its shareholders as required by the applicable rules of the Principal Trading Market for issuances of securities in excess of such amount or (B) a written waiver of such approval requirement from the Principal Trading Market. Until such approval or such written waiver is obtained, (i) the Holders of the Series A Preferred Stock (collectively, the “Existing Buyers” and each, individually, an “Existing Buyer”) shall not be issued in the aggregate, upon conversion of any Series A Preferred Stock, or otherwise pursuant to the terms of the SPA, shares of Common Stock in an amount greater than the difference between the Exchange Cap minus the aggregate number of shares

Exhibit 3.1
of Common Stock issued pursuant to the SPA (the “Exchange Cap Maximum”) and (ii) no Existing Buyer shall be permitted to convert Series A Preferred Stock into shares of Common Stock with respect to more than such Existing Buyer’s pro rata amount of such Exchange Cap Maximum (such amount, with respect to each Existing Buyer, its “Exchange Cap Allocation Amount”) determined based upon such Existing Buyer’s percentage ownership of the sum of (1) the aggregate number of shares of Common Stock issued to all Purchasers that purchased Series A Preferred Stock pursuant to the Securities Purchase Agreement on the Closing Date plus (2) the aggregate number of shares of Common Stock issuable upon the conversion of all shares of Series A Preferred Stock. In the event that such Existing Buyer shall sell or otherwise transfer any of such Existing Buyer’s shares of Series A Preferred Stock or Common Stock, the transferee shall be allocated a pro rata portion of such Existing Buyer’s Exchange Cap Allocation Amount with respect to such portion of such Series A Preferred Stock or Common Stock so transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation Amount so allocated to such transferee. Upon conversion in full of such Existing Buyer’s Series A Preferred Stock, the difference (if any) between such Existing Buyer’s Exchange Cap Allocation Amount and the number of shares of Common Stock actually issued to such Existing Buyer upon such Existing Buyer’s conversion in full of such Series A Preferred Stock shall be allocated to the respective Exchange Cap Allocation Amounts of the remaining Existing Buyers of Series A Preferred Stock or Common Stock on a pro rata basis in proportion to the relative Exchange Cap Allocation Amounts of such Existing Buyers.
Section 6. Certain Conversion Procedures and Adjustments.
(a)     Upon conversion into shares of Common Stock, as applicable, any shares of Series A Preferred Stock so converted shall cease to be outstanding, in each case, subject to the right of Holders of such shares to receive solely (i) the number of Conversion Shares into which such shares of Series A Preferred Stock are convertible, and (ii) any declared and unpaid dividends on such share to the extent provided in Section 4.
(b)     Shares of Series A Preferred Stock duly converted in accordance herewith, or otherwise reacquired by the Corporation, shall resume the status of authorized and unissued Preferred Stock, undesignated as to series and available for future issuance (provided that any such cancelled shares of Series A may be reissued only as shares of any series of Preferred Stock other than Series A Preferred Stock).

(c)     In the event that a Holder shall not by written notice designate the name in which Conversion Shares to be issued or paid upon conversion of shares of Series A Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.
(d)     In the event that the Corporation at any time or from time to time will effect a division of Common Stock into a greater number of shares (by stock split, reclassification or otherwise other than by payment of a dividend in Common Stock or in any right to acquire the Common Stock), or in the event the outstanding Common Stock will be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of Common Stock, then the dividend, liquidation, and conversion rights of each share of Series A Preferred Stock in effect immediately prior to such event will, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.
(e)     If shares of Common Stock are changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a division or combination of shares provided for in Section 6(e) above), (1) the conversion ratio then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of the Series A Preferred Stock will be convertible into, in lieu of the number of shares of Common Stock which the Holders of Series A

Exhibit 3.1
Preferred Stock would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a Holder of a share of Common Stock would be entitled to receive in such transaction and (ii) the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible (without regard to any limitations on conversion of the Series A Preferred Stock) immediately before that transaction and (2) the dividend and Liquidation Preference rights then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of Series A Preferred Stock will be entitled to a dividend and Liquidation Preference right, in lieu of with respect to the number of shares of Common Stock which the Holders of the Series A Preferred Stock would otherwise have been entitled to receive, with respect to a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a Holder of a share of Common Stock would be entitled to receive in such transaction and (ii) the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible (without regard to any limitations on conversion of the Series A Preferred Stock) immediately before that transaction.
(f)     Upon the occurrence of each adjustment or readjustment pursuant to this Section 6, the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder of Series A Preferred Stock a certificate executed by the Corporation’s Chief Executive Officer (or other appropriate officer) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation will, upon the written request at any time of any Holder of Series A Preferred Stock, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.
Section 7. Reorganization Events. If at any time or from time to time there will be a capital reorganization of Common Stock (other than a subdivision, combination, reclassification or exchange of shares otherwise provided for in Section 6) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all the Corporation’s properties and assets to any other Person, then, as a part of such reorganization, merger, consolidation or sale, provision will be made so that the Holders of the Series A Preferred Stock will thereafter be entitled to receive upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor company resulting from such merger or consolidation or sale, to which a Holder of that number of shares of Common Stock deliverable upon conversion of the Series A Preferred Stock would have been entitled to receive on such capital reorganization, merger, consolidation or sale (without regard to any limitations on conversion of the Series A Preferred Stock)..
Section 8. Reservation of Common Stock and Series A Preferred Stock.
(a)     Subject to the necessary Regulatory Approvals, if any, the Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock (taking into consideration any shares reserved for issuance pursuant to the Corporation’s equity compensation plans or other contractual obligations as of such date), solely for issuance upon the conversion of shares of Series A Preferred Stock as herein provided, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding.
(b)     The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Series A Preferred Stock, solely for issuance as herein provided, free from any preemptive or other similar rights, such number of shares of Series A Preferred Stock as shall from time to time be issuable as herein provided.

Exhibit 3.1
(c)     Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental or regulatory authority.
(d)     The Corporation hereby covenants and agrees that the Corporation shall, if permitted by the rules of any Principal Trading Market, list and keep listed, shares of Common Stock issuable upon conversion of the Series A Preferred Stock and Common Stock so long as the Common Stock shall be so listed on such Principal Trading Market.
Section 9. Fractional Shares.
(a)     No fractional shares of Common Stock shall be issued as a result of any conversion of shares of Series A Preferred Stock into Conversion Shares.

(b)     In lieu of any fractional share of Common Stock otherwise issuable in respect of any conversion, the Corporation shall issue to such Holder an amount of shares rounded up to the next whole share of Common Stock.
(c)     If more than one share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full Conversion Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.
Section 10. Liquidation Rights.
(a)     Voluntary or Involuntary Liquidation. Other than a reorganization event as provided in Section 7, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, each Holder of shares of Series A Preferred Stock shall be entitled to receive for each share of Series A Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the Holders of Common Stock of the Corporation, payment in full in an amount equal to the sum of (i) Liquidation Amount per share of Series A Preferred Stock and (ii) any declared and unpaid dividends on such share to the extent provided in Section 4 (all such amounts collectively, the “Liquidation Preference”).
(b)     Partial Payment. If in any distribution described in Section 10(a) of the Corporation’s assets or the proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series A Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Series A Preferred Stock as to such distribution, Holders of Series A Preferred Stock and the Holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions (including, if applicable, dividends on such amount) to which they are entitled.
(c) Residual Distributions. If the Liquidation Preference has been paid in full to all Holders of Series A Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Series A Preferred Stock as to such distribution has been paid in full, the Holders of the Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation (or proceeds thereof).
(d)     Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 10, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or

Exhibit 3.1
consolidation in which the Holders of shares of Series A Preferred Stock receive cash, securities or other property for their shares, or the sale, lease, or exchange (for cash, securities or other property) or pledge of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.
Section 11. No Sinking Fund. The shares of Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of shares of Series A Preferred Stock will have no right to require redemption or repurchase of any shares of Series A Preferred Stock.

Section 12. Status of Repurchased Shares. Shares of Series A Preferred Stock that are converted into Common Stock or repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock undesignated as to series until such shares are once more designated as part of a particular series by the Board (provided that any such cancelled shares of Series A Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Series A Preferred Stock).
Section 13. Voting Rights.
(a) General. The Holders of shares of Series A Preferred Stock shall not have any voting rights, except as set forth below or as may otherwise from time to time be required by law. Holders of shares of Series A Preferred Stock will be entitled to one vote for each such share on any matter on which Holders of shares of Series A Preferred Stock are entitled to vote, including any action by written consent.
(b) Voting Rights as to Particular Matters. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Corporation’s Certificate of Incorporation, the affirmative vote or consent of the Holders of at least a majority of the issued and outstanding shares of Series A Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, by vote at any meeting called for the purpose or by written consent, shall be necessary for effecting or validating:
        (i)    Authorization of Senior Stock. Any amendment or alteration of the Corporation’s Certificate of Incorporation or any amendment thereto to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to the Series A Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;
        (ii)    Amendment of Series A Preferred Stock. Any amendment, alteration or repeal of any provision of the Corporation’s Certificate of Incorporation, including this Certificate of Amendment (including, unless no vote on such merger or consolidation is required by clause (iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of shares of Series A Preferred Stock; or
        (iii)    Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the shares of Series A Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as

Exhibit 3.1
are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of shares of Series A Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 13(b), the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the Holders of outstanding shares of the Series A Preferred Stock

(c) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders of Series A Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules that the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Corporation’s Certificate of Incorporation and Bylaws and applicable law and the rules of any Principal Trading Market on which Series A Preferred Stock is listed or traded at the time, if any.
Section 14. Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the Record Holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and the Corporation will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other Person, whether or not it will have express or other notice thereof.
Section 15. Notices. All notices or communications required or permitted to be given by the Corporation with respect to the Series A Preferred Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the Holders of the Series A Preferred Stock at their last addresses as they shall appear upon the books of the Corporation, shall be conclusively presumed to have been duly given, whether or not the Holder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the Holders of any stock designated for repurchase, shall not affect the validity of the proceedings for the repurchase of any other shares of Series A Preferred Stock, or of any other matter required to be presented for the approval of the Holders of the Series A Preferred Stock.
Section 16. No Preemptive Rights; No Put Rights. Except as set forth in the SPA, no share of Series A Preferred Stock shall have any preemptive rights whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted. No Holder of shares of Series A Preferred Stock shall have at any time the right to put such shares of Series A Preferred Stock to the Corporation.
Section 17. Redemption.
(a)The Series A Preferred Stock shall have perpetual term and have no fixed maturity date unless converted in accordance with Section 5 hereof. Notwithstanding the foregoing, the Corporation will not be prohibited from repurchasing or otherwise acquiring shares of Series A Preferred Stock in voluntary transactions with the Holders thereof, subject to compliance with any applicable legal or regulatory requirements, including applicable regulatory capital requirements. In addition, issued and outstanding shares of Series A Preferred Stock may be redeemed by the Corporation, from time to time, on or after the fifth anniversary of the Closing Date, in

Exhibit 3.1
whole or in part, upon notice given as provided herein, at a redemption price equal to the Liquidation Amount per share of Series A Preferred Stock, plus the amount of declared and unpaid dividends, if any, without interest on such unpaid dividends. In the event the applicable Redemption Date is not a Business Day, the redemption price will be paid on the next Business Day without any adjustment to the amount of the redemption price paid. The redemption price for any shares of Series A Preferred Stock shall be payable on the Redemption Date to the Holders of such shares against surrender of the certificate(s) evidencing such shares to the Corporation.

(b)Notice of every redemption of shares of Series A Preferred Stock shall be given in accordance with Section 15 hereof at least 15 days and not more than 30 days before the date fixed for redemption. Any such notice shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, and failure to give such notice, or any defect in such notice, to any Holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Each notice of redemption given to a Holder shall state: (i) the Redemption Date; (ii) the number of shares of Series A Preferred Stock to be redeemed from such Holder; (iii) the redemption price; and (iv) the place or places where certificates, if any, for such shares of Series A Preferred Stock are to be surrendered for payment of the redemption price. In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares of Series A Preferred Stock to be redeemed shall be selected either pro rata or by lot. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which Series A Preferred Stock shall be redeemed from time to time.
(c)     If notice of redemption of any Series A Preferred Stock has been duly given and if on or before the Redemption Date specified in the notice all funds necessary for such redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the benefit of the Holders of the Series A Preferred Stock called for redemption, so as to be and continue to be available therefor, then, notwithstanding that shares of Series A Preferred Stock so called for redemption have not been surrendered for cancellation, on and after the Redemption Date, no further dividends shall be declared on all shares of Series A Preferred Stock so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares of Series A Preferred Stock shall forthwith on such Redemption Date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption, without interest.
Section 18. Replacement Stock Certificates. If any of the Series A Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be mutilated, lost, stolen or destroyed and, if required by the Corporation, the posting by such Person of a bond in such amount as the Corporation may determine is necessary as indemnity against any claim that may be made against it with respect to such certificate, the Corporation shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series A Preferred Stock.
Section 19. Transfer Agent, Registrar, Conversion and Dividend Paying Agent. The duly appointed transfer agent, registrar, conversion and dividend paying agent for shares of Series A Preferred Stock shall be the Corporation.
Section 20. Form. The Corporation may at its option issue shares of Series A Preferred Stock in certificated form or without certificates. Series A Preferred Stock certificates shall reflect the number of shares of Series A Preferred Stock represented thereby, and may have notations, legends or endorsements required by law, stock

Exhibit 3.1
exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation).
Section 21. Stamp Taxes. The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person other than a payment to the Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

Section 22. Other Rights. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein, or in the Corporation’s Certificate of Incorporation or as provided by applicable law.

Exhibit 3.1
IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed by the Corporation this 12th day of March 2025.

                            PATRIOT NATIONAL BANCORP, INC.

                            By: /s/ David Lowery
                            Name: David Lowery
                            Title:    Chief Executive Officer